Exhibit 10.7

EXECUTION VERSION

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

383 Madison Avenue

New York, New York 10179

September 17, 2019

Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Re:       Guarantee Agreement, dated as of December 10, 2015, made by Starwood Property Trust, Inc., a Maryland corporation (“Guarantor”) for the benefit of JPMorgan Chase Bank, National Association, a national banking association (“Buyer”), as amended by that certain First Amendment to Guarantee Agreement, dated as of September 15, 2017, and as amended by that certain Second Amendment to Guarantee Agreement, dated as of March 15, 2019

Ladies and Gentlemen:

Notwithstanding anything to the contrary contained in the Guarantee, Guarantor and Buyer agree that, if (a) Guarantor has entered into amendments of its liquidity covenants with each of the other repurchase buyers under all repurchase facilities that currently (or as of the Liquidity Covenant Modification Effective Date (as defined below)) have liquidity covenants more favorable to such repurchase buyers than the Requested Liquidity Covenant (as defined below) (such repurchase facilities, the “Other Facilities”) to which Guarantor is a party on or before September __, 2020, and (b) in all of such amendments to the Other Facilities, Guarantor’s liquidity covenant has been modified to be less restrictive to Guarantor than the liquidity covenant expressly set forth in Section 9(a) of the Guarantee, then Guarantor will give Buyer prompt notice thereof and, upon the earlier of (such earlier date, the “Liquidity Covenant Modification Effective Date”) (i) September __, 2020 and (ii) the date upon which Guarantor has entered into such amendments of its liquidity covenants with respect to each of its Other Facilities, Section 9(a) of the Guarantee shall be deemed to be automatically modified to conform to the most restrictive of such less restrictive liquidity covenants of the Other Facilities (as amended) (such covenant, the “MFN Liquidity Covenant”); provided that, notwithstanding the foregoing, in no event shall the foregoing cause, and the foregoing shall not cause, the liquidity covenant in Section 9(a) of the Guarantee to be any less restrictive than a liquidity covenant requiring that Guarantor not permit at any time (x) its Liquidity (as defined in the Guarantee on the date hereof) to be less than $150,000,000 or (y) its Cash Liquidity (as defined in the Guarantee on the date hereof) to be less than $50,000,000 (such covenant as described in the preceding clauses (x) and (y), the “Requested Liquidity Covenant”), and in the event that the MFN Liquidity Covenant is less restrictive than the Requested Liquidity Covenant, then on the Liquidity Covenant Modification Effective Date, Section 9(a) of the Guarantee, with no further action required on the part of either Guarantor or Buyer, shall automatically be modified, mutatis mutandis, to conform to the Requested Liquidity

Covenant.  Guarantor and Buyer each agree, at the request of the other, to execute and deliver any related amendments to the Guarantee to document the modifications contemplated by this paragraph, provided that the execution of any such amendments shall not be a precondition to the effectiveness thereof, but shall merely be for the convenience of Buyer and Guarantor.  For the avoidance of doubt, if, on September 17, 2020, Guarantor shall not have entered into amendments with each of the other repurchase buyers under all of the Other Facilities to modify the Guarantor’s liquidity covenants under such Other Facilities to be less restrictive to Guarantor than the liquidity covenant set forth in Section 9(a) of the Guarantee, then this paragraph shall be of no further force and effect, and the liquidity covenant set forth in Section 9(a) of the Guarantee shall remain unmodified.

Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Uncommitted Master Repurchase Agreement, dated as of December 10, 2015, by and among Starwood Property Mortgage Sub-14, L.L.C. (“Seller 14”), Starwood Property Mortgage Sub-14-A, L.L.C. (“Seller 14-A”), Starwood Mortgage Funding VI LLC (“Funding VI Seller”) and SPT CA Fundings 2, LLC (“SPT CA Seller”, together with Seller 14, Seller 14-A and Funding VI Seller, collectively, “Seller”), and JPMorgan Chase Bank, National Association (“Buyer”) (as the same has been and may be from time to time amended, modified and/or restated from time to time, the “Repurchase Agreement”).

Guarantor hereby agrees to keep the existence and the contents of this letter agreement strictly confidential and to not disclose the same without the prior written consent of Buyer, except (i) to the Affiliates of Guarantor or their respective directors, officers, employees, agents, advisors, attorneys and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (ii) to Sellers’ and Guarantor’s direct or indirect investors, (iii) to the extent requested by any regulatory authority or required by Requirements of Law (including SEC rules, regulations and guidelines), (iv) to the extent required by GAAP to be included in the financial statements of Guarantor, Sellers or Affiliates thereof, (v) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets, Purchased Asset Documents or Underlying Mortgaged Properties, (vi) to the extent required to consummate and administer a Transaction, (vii) to the extent required in connection with any litigation between any Buyer and Guarantor in connection with any Transaction Document or (viii) to the extent it is or becomes generally available to the public (other than if caused by the disclosure by Guarantor or any of their respective Affiliates).

If any term, covenant or condition of this letter agreement is held to be invalid, illegal or unenforceable in any respect, this letter agreement shall be construed without such provision.

This letter agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This letter agreement may be executed in several counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single letter agreement.  The failure of any party hereto to execute this letter agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

This letter agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date and year first written above.

BUYER:

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, a national banking association

By:	/s/ Anthony Shaskus
Name: Anthony Shaskus
Title: Vice President

GUARANTOR:

STARWOOD PROPERTY TRUST, INC.
a Maryland corporation

By:	_ /s/ Andrew Sossen____________
	Name:	Andrew Sossen
	Title:	Authorized Signatory